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                                                                     EXHIBIT 3.3


                                                             FILED MARCH 8, 1996

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           HANOVER COMPRESSOR COMPANY



         It is hereby certified that:

         1.      The name of the Corporation is Hanover Compressor Company.

         2. The amendment to the Certificate of Incorporation effected by this Certificate is as follows:

         The Ninth Article of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety with the following substituted therefor:

                 "NINTH: The corporation shall indemnify all officers and directors of the corporation, and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time."

         By adding a new Fourteenth Article, reading in its entirety, as follows:

                 "FOURTEENTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of
         Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be,
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         agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the corporation, as the case may be, and also on the corporation."

         3. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this certificate has been executed on behalf of Hanover Energy Holding Corporation by its duly authorized Executive Vice President, William S. Goldberg, and its duly authorized Secretary, Richard S. Meller, this 15th day of May, 1995.

                                      HANOVER COMPRESSOR COMPANY,
                                       a Delaware corporation



                                      By:
                                         ---------------------------
                                         William S. Goldberg,
                                         Executive Vice President; and



                                      By:
                                         ---------------------------
                                         Richard S. Meller, Secretary





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